Exhibit 3.2

AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
QUEPASA CORPORATION

The provisions of the Amended and Restated Bylaws of QUEPASA CORPORATION, a Nevada corporation (the “Corporation”), are hereby amended as follows:

I.           The following amendment to the Amended and Restated Bylaws, as amended, of the Corporation was adopted on February 28, 2011:

II.           The text of the Amended and Restated Bylaws of the Corporation is hereby amended as follows:

A.           Section 4.02 shall be deleted in its entirety and the following inserted in lieu thereof:

4.02. Number, Tenure, and Qualification of Directors. The number of directors which shall constitute the full Board of Directors of the Corporation shall not be fewer than three (3) nor more than nine (9). The number of directors in office from time to time shall be within the limits specified above, except as prescribed initially in the Articles and thereafter as prescribed from time to time by resolution adopted by either the stockholders or by the Board of Directors upon the affirmative vote of at least two-thirds of the directors then in office. The Board of Directors, upon the affirmative vote of at least two-thirds of the directors then in office, shall have the power to increase or decrease its size within the aforesaid limits; provided, however, that no decrease in the number of directors shall affect the term of any director then in office. Each director elected shall hold office for the term for which such director is elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.  At each annual meeting of stockholders, the stockholders shall elect directors to hold office until the next succeeding annual meeting.

III.           This Amendment to the Amended and Restated Bylaws shall supersede the provisions of the Amended and Restated Bylaws to the extent that those provisions are inconsistent with the provisions of this Amendment to Amended and Restated Bylaws.

IV.           Except as specifically modified pursuant to this Amendment to the Amended and Restated Bylaws, the Amended and Restated bylaws shall remain in full force and effect.